SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               FORM 8-A / A

                              Amendment No. 1
         To Registration Statement on Form 8-A, dated January 29, 1993

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or 12(g) of the
                        Securities Exchange Act of 1934


	             		              HOLOGIC, INC.
             -----------------------------------------------------
             (Exact Name Of Registrant As Specified In Its Charter)

	            	DELAWARE 		                                	04-2902449
      ------------------------                      -----------------
      (State of Incorporation)				                  (I.R.S. Employer
								                                             Identification No.)

    590 Lincoln Street, Waltham, Massachusetts           				02154
    ------------------------------------------             --------
      (Address of Principal Executive Offices)				        (Zip Code)



If this Form relates to the
registration of a class of
debt securities and is
effective upon filing pursuant
to General Instruction A(c)(1)
please check the following
box._____



If this Form relates to the
registration of a class of
debt securities and is to
become effective
simultaneously with the
effectiveness of a concurrent
registration statement under
the Securities Act of 1933
pursuant to General
Instruction A(c)(2) please
check the following box.
_________



      Securities to be registered pursuant to Section 12(b) of the Act:

	        Title Of Each Class				            Name Of Each Exchange On Which
	        To Be So Registered			            	Each Class Is To Be Registered

	            	None
								--------------------               --------------------------------

       Securities to be registered pursuant to Section 12(g) of the Act:

	                   	  Common Stock Purchase Right
                       ---------------------------
                           (Title of Class)

                       ----------------------------
                            (Title of Class)

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.		Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

	At a meeting on December 22, 1992, the Board of Directors of the Company declared a dividend distribution of rights (the "Rights") to purchase Common Stock under a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent.

	The Rights Agreement provides that the Rights will separate from the Common Stock of the Company and become exercisable and separately tradeable following the earlier of (i) ten business days (or such later date as the Board may decide) after any person commences a tender offer that would result in such person holding a total of 15% or more of the Common Stock, or (ii) ten business days (or such earlier or later date, not beyond the thirtieth day, as the Board of Directors may decide) after the announcement that an Acquiring Person has acquired 15% or more of the outstanding Common Stock of the Company (the "Flip-In Date"). At that time, separate certificates representing the Rights are required to be distributed. Once the Rights become exercisable, the holders become entitled to buy one newly issued share of Common Stock for $90 (the "Exercise Price") for each Right.

	In addition, after the Flip-In Date the holders of Rights, except the Acquiring Person, are entitled to purchase that number of shares of the Company's Common Stock having a market value equal to twice the Exercise Price.

	After a person or group has become an Acquiring Person, the Company may not consolidate or merge with, or sell 50% or more of its assets or earning power to, any person, or engage in certain "self dealing" transactions with an Acquiring Person if at the time of such merger, sale or "self dealing" transaction, the Acquiring Person controls the Board of Directors and, in the case of a merger, will receive different treatment than all other stockholders (collectively, a "Flip-over Event"), unless proper provision is made so that each Right would thereafter become a right to buy, for the Exercise Price, that number of securities of such other person having a market value of twice the Exercise Price.

	After the Flip-In Date and prior to the time that an Acquiring Person becomes beneficial owner of 50% or more of the Common Stock, the Board of Directors may, in lieu of this right to purchase shares of the Company's Common Stock at a 50% discount, at its option, elect to issue one share of Common Stock for each Right held by everyone except the Acquiring Person.

	The Rights may be terminated by the Board of Directors at any time until the Flip-In Date.

	The Board of Directors may amend the Rights Agreement in any respect until the Flip-In Date. Thereafter, the Board of Directors may amend the Rights Agreement in any respect not materially adverse to Rights holders generally.

	The Rights will not prevent a takeover of the Company. However, the Rights may cause a substantial dilution to a person or group that acquires 15% or more of the Company's Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its stockholders because the Rights may be redeemed at any time prior to the Flip-In Date.

	As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have rights attached.

	The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement and any exhibits thereto included as an Exhibit to Registrant's Form 10-K for the fiscal year ended September 30, 1992 and the Amendments to the Rights Agreement filed as Exhibits hereto.

Item 2.		Exhibits.

	4.01.	Amendment No. 1 to Rights Agreement, dated as of December 13, 1995.


 4.02.	Amendment No. 2 to Rights Agreement, dated as of December 9, 1996.



SIGNATURE

	Pursuant to the requirements of Sections 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 17, 1997	                        HOLOGIC, INC.


                                            	By:  /s/ Glenn P. Muir
                                             ----------------------
                                                  Glenn P. Muir
	                                                 Treasurer and
                                                  Chief Financial Officer